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Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101

Contact:  Cathy Cooper
(206) 777-8246


United Savings and Loan Bank
601 So. Jackson Street
Seattle WA, 98114



Tuesday, May 20, 2003
FOR IMMEDIATE RELEASE

WASHINGTON FEDERAL AND UNITED SAVINGS ANNOUNCE MERGER AGREEMENT

SEATTLE - Washington Federal, Inc. (the "Company") (NASDAQ: WFSL) and United Savings and Loan Bank ("United Savings") announced today the signing of a definitive merger agreement. The agreement calls for United Savings, a Washington-chartered savings and loan association, to be acquired by the Company's wholly owned subsidiary, Washington Federal Savings and Loan Association ("Washington Federal Savings").

Under the terms of the merger agreement, shareholders of United Savings will receive aggregate consideration of $65.0 million for the shares of common stock outstanding immediately prior to the effective time of the merger. United Savings shareholders may elect to be paid in either common stock or cash, subject to certain procedures designed to ensure that not more than 50%, nor less than 45%, of the consideration will be in the form of common stock. The merger is expected to close in the third calendar quarter of 2003, pending the receipt of all requisite regulatory approvals and the approval of United Savings' shareholders. Upon closing the transaction, current United Savings President & CEO Derek L. Chinn will be appointed to the Boards of Directors of the Company and its subsidiary, Washington Federal Savings.

Roy M. Whitehead, President and Chief Executive Officer of the Company commented, "United Savings has long been known as a conservative, financially strong organization with a loyal customer base and smart, helpful employees. We warmly and enthusiastically welcome them to Washington Federal. All existing United Savings branches will continue to operate as usual with no planned changes in personnel or the company's important traditions. We are very pleased to be able to expand our Seattle presence through a merger with this fine organization."

United Savings President and CEO Derek L. Chinn stated "Our merger with Washington Federal creates an excellent opportunity for the shareholders, customers and employees of United Savings. Our customers will benefit from greater convenience and employees will have more career opportunities. We are very proud to join a company with a strong reputation for integrity and a lengthy track record of outstanding financial performance."

United Savings, headquartered in Seattle, Washington, had total assets of $317 million, total deposits of $267 million and total stockholders' equity of $43 million as of March 31, 2003.

As of March 31, 2003 Washington Federal Savings had $7.3 billion in assets, $4.4 billion in deposits and $988 million equity. The combined company will have 119 offices in eight western states.

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